                                 THE ARBOR FUND
                         THE GOLDEN OAK FAMILY OF FUNDS

                              AMENDED AND RESTATED
                                   SCHEDULE A
                             DATED FEBRUARY 23, 2000
                              TO DISTRIBUTION PLAN
                             DATED DECEMBER 1, 1994

     Subject to any limitations imposed by Section 26(d) of the NASD's Rules of Fair Practice, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

Portfolio                                            Class of Shares               Fee
Growth Portfolio                                            A                      0.25%
Value Portfolio                                             A                      0.25%
Small Cap Value Portfolio                                   A                      0.25%
Intermediate-Term Income Portfolio                          A                      0.25%
Michigan Tax Free Bond Portfolio                            A                      0.25%
Prime Obligation Money Market  Portfolio                    A                      0.25%
Tax-Managed Equity Portfolio                                A                      0.25%
International Equity Portfolio                              A                      0.25%